Exhibit 21.1

List of Subsidiary Corporations

AMERIGROUP Corporation

The Registrant owns and controls the following subsidiary corporations:

Entity	State of Incorporation	Incorporation Date
AMERIBRIDGE, Inc.	Florida*	8/8/2007
AMERIGROUP California, Inc.	California*	3/5/2002
AMERIGROUP Colorado, Inc.	Colorado*	1/13/2005
Amerigroup Community Care of Arizona, Inc.	Arizona*	8/7/2002
AMERIGROUP Community Care of Mississippi, Inc.	Mississippi*	2/27/2009
AMERIGROUP Community Care of New Mexico, Inc.	New Mexico	12/6/2004
AMERIGROUP Community Care of South Carolina, Inc.	South Carolina*	10/24/2003
AMERIGROUP Connecticut, Inc.	Connecticut*	3/5/2002
AMERIGROUP Delaware, Inc.	Delaware*	3/1/2002
AMERIGROUP Florida, Inc.	Florida	12/31/2002
AMERIGROUP Hawaii, Inc.	Hawaii*	11/9/2007
AMERIGROUP Health Solutions, Inc.	Delaware*	8/31/2007
AMERIGROUP Indiana, Inc.	Indiana*	3/4/2002
AMERIGROUP Insurance Company	Texas*	5/31/2011
AMERIGROUP Kansas, Inc.	Kansas*	9/15/2011
AMERIGROUP Kentucky, Inc.	Kentucky*	3/5/2011
AMERIGROUP Louisiana, Inc.	Louisiana	3/25/2009
AMERIGROUP Maine, Inc.	Maine*	7/16/2010
AMERIGROUP Maryland, Inc.	Maryland	1/7/2009
AMERIGROUP Massachusetts, Inc.	Massachusetts*	3/5/2002
AMERIGROUP Michigan, Inc.	Michigan*	4/1/2002
AMERIGROUP Nevada, Inc.	Nevada	8/11/2005
AMERIGROUP New Jersey, Inc.	New Jersey	4/3/1995
AMERIGROUP New York, LLC	New York	10/10/1995
AMERIGROUP Ohio, Inc.	Ohio	3/8/2002
AMERIGROUP Pennsylvania, Inc.	Pennsylvania*	3/5/2002
AMERIGROUP Puerto Rico, Inc.	Puerto Rico*	3/13/2002
AMERIGROUP Services, Inc.	Virginia	12/16/2011
AMERIGROUP Tennessee, Inc.	Tennessee	4/23/2006
AMERIGROUP Texas, Inc.	Texas	6/19/1995
AMERIGROUP Virginia, Inc.	Virginia	8/30/2004
AMERIGROUP Washington, Inc.	Washington*	9/13/2010
AMERIGROUP Wisconsin, Inc.	Wisconsin*	4/2/2002
AMERIVANTAGE, Inc.	Delaware*	1/16/2004
AMGP Georgia Managed Care Company	Georgia	6/11/2003
AMGP Georgia, Inc.	Georgia*	11/8/2002
PHP Holdings, Inc.	Florida	3/30/1995

*	Non-active